Exhibit 99.1
Seer Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares
Redwood City, Calif. (December 8, 2020) – Seer, Inc., a life sciences company focused on enabling exceptional scientific outcomes through the power of unbiased, deep, rapid and scalable proteomics information, today announced the closing of its initial public offering of 10,592,106 shares of Class A common stock, including the exercise in full by the underwriters of their option to purchase up to an additional 1,381,579 shares of Class A common stock, at a public offering price of $19.00 per share. The gross proceeds from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Seer, were approximately $201.3 million. Seer’s Class A common stock began trading on the Nasdaq Global Select Market on December 4, 2020, under the ticker symbol “SEER.” All of the shares of Class A common stock were offered by Seer.
J.P. Morgan, Morgan Stanley, BofA Securities and Cowen acted as lead book-running managers for the offering.
Registration statements relating to the shares being sold in this offering were declared effective by the Securities and Exchange Commission on December 3, 2020. The offering was made only by means of a prospectus, copies of which may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone: +1 (866) 803-9204, or by emailing prospectus-eq_fi@jpmchase.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; and Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, via telephone: +1 (833) 297-2926, or by emailing PostSaleManualRequests@broadridge.com. Copies of the final prospectus related to the offering are available at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Seer
Seer is a life sciences company focused on enabling exceptional scientific outcomes by commercializing transformative products that will drive breakthrough ideas by unlocking the deep, unbiased biological information that can make them a reality. Seer is developing its Proteograph™, which is an integrated solution consisting of consumables, automation instrumentation and proprietary software that performs deep, unbiased proteomics analysis at scale in a matter of hours. Seer designed the Proteograph to be efficient and easy-to-use, leveraging widely adopted laboratory instrumentation to provide a decentralized solution broadly available to life sciences researchers.

Investor Contact
Carrie Mendivil
investor@seer.bio